Tompkins Financial Corporation S-3ASR

Exhibit 23.1

KPMG LLP

265 Clinton Square

Rochester, NY 14604-1701

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2023, with respect to the consolidated financial statements of Tompkins Financial Corporation, and the effectiveness of internal control over financial reporting, included herein incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Rochester, New York

August 7, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.